SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported
July 31, 2006

Environmental Tectonics Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania
(State or other jurisdiction of incorporation of organization)

1-10655	23-1714256
(Commission File Number)	(IRS Employer Identification Number)

County Line Industrial Park
Southampton, Pennsylvania	18966
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 355-9100

Item 1.01. Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities.

     On July 31, 2006, Environmental Tectonics Corporation (“ETC”) issued a Draw Down Notice to H. F. Lenfest (“Lenfest”) pursuant to which ETC has sold 3,000 shares of Series B Convertible Preferred Stock (the “Preferred Stock”) to Lenfest for $3,000,000 in accordance with the terms of the Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of April 6, 2006 between ETC and Lenfest. A copy of the Purchase Agreement is filed as Exhibit 10.1 to ETC's Current Report on Form 8-K dated April 6, 2006 and filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2006 and is incorporated herein by reference.

     The conversion price for converting the Preferred Stock into shares of ETC’s common stock is set with respect to the shares of Preferred Stock issued in connection with a specific draw down based on the closing price for ETC's common stock on the trading day immediately prior to the draw down, provided that the conversion price shall not be less than $4.95 per share, the floor price which was set at the time of the initial draw down under the Purchase Agreement. Based on the closing price of ETC's common stock of $6.68 per share on July 28, 2006, the Preferred Stock issued in this Draw Down is convertible into 449,101 shares of ETC common stock.

     ETC's Current Report on Form 8-K dated April 6, 2006 and filed with the SEC on April 7, 2006 contains a full description of the rights and preferences of the Preferred Stock.

     ETC is relying on the exemption to the registration requirements of the Securities Act of 1933, as amended (the “Act”) set forth in Section 4(2) of the Act and Regulation D promulgated thereunder with respect to the issuance and sale of the Preferred Stock pursuant to the Purchase Stock and other available exemptions with respect to the issuance of ETC common stock upon the conversion of such shares of Preferred Stock.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENVIRONMENTAL TECTONICS CORPORATION
Registrant

Date: August 1, 2006	By	/s/ Duane D. Deaner
Duane D. Deaner
Chief Financial Officer